Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated April 15, 2025
Registration Statement No.: 333-286548

Contacts:	Sherman Miller, President and CEO Max P. Bowman, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS ANNOUNCES PROPOSED SECONDARY OFFERING OF
COMMON STOCK BY COMPANY’S FOUNDER’S FAMILY AND CONCURRENT
SHARE REPURCHASE

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RIDGELAND, Miss. (April 15, 2025) — Cal-Maine Foods, Inc. (NASDAQ: CALM) (the “Company”) today announced an underwritten public offering (the “Offering”) of 3,024,287 shares of its common stock by the four daughters of the Company’s late founder, Fred R. Adams, Jr. (“Mr. Adams”), Dinnette Adams Baker, Luanne Adams, Nancy Adams Briggs and Laurel Adams Krodel, and Adolphus B. Baker, Board Chair (and Mr. Adams’ son-in-law) (collectively, the “Selling Stockholders”), subject to market conditions and other factors. There can be no assurance as to whether or when the Offering may be completed or as to the final size or terms of the Offering.

In anticipation of the Offering, all outstanding shares of the Company’s Class A common stock (with ten votes per share) were converted into shares of the Company’s common stock, as a result of which the Company has ceased to be a “controlled company” pursuant to the rules of The Nasdaq Stock Market.

The Company intends to purchase up to $50 million of shares of its common stock being sold in connection with the Offering directly from the Selling Stockholders at a price per share equal to the price at which the underwriter will purchase shares from the Selling Stockholders in the Offering (the “Share Repurchase”). Notwithstanding the foregoing, the number of shares of the Company’s common stock to be offered in the Offering will be equal to 3,530,616 shares less the number of shares the Company has agreed to repurchase based on the price to be paid by the underwriter in the Offering. The Offering is not conditioned upon the closing of the Share Repurchase, but the Share Repurchase is conditioned upon the closing of the Offering. The Share Repurchase is being made pursuant to the Company’s $500 million share repurchase program (the “Share Repurchase Program”), which was approved by the Company’s Board of Directors on February 25, 2025. After the completion of the Share Repurchase, there will be approximately $450 million remaining under the Share Repurchase Program.

Goldman Sachs & Co. LLC is acting as the sole underwriter for the Offering. The Company is not selling any shares of its common stock in the Offering, and the Company will not receive any proceeds from the Offering.

A registration statement (including prospectus) relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and became effective automatically upon filing. Information about the Offering is available in the preliminary prospectus supplement filed by the Company with the SEC today. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the Offering may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by phone at (866) 471-2526, by at facsimile: (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com.

The Offering is being made solely by means of a prospectus supplement and the accompanying prospectus. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cal-Maine Foods

Cal-Maine Foods, Inc. is primarily engaged in the production, packaging, marketing and distribution of fresh shell eggs, including conventional, cage-free, organic, brown, free-range, pasture-raised and nutritionally enhanced eggs, as well as a variety of ready-to-eat egg products. The Company, which is headquartered in Ridgeland, Mississippi, is the largest producer and distributor of fresh shell eggs in the nation and sells most of its shell eggs throughout the majority of the United States.

Forward Looking Statements

Certain statements contained in this press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to the timing, size and other terms of the Offering and the Share Repurchase and the Company’s shell egg and egg products business, including estimated future production data, expected construction schedules, projected construction costs, potential future supply of and demand for the Company’s products, potential future corn and soybean price trends, potential future impact on the Company’s business of the resurgence in United States commercial table egg layer flocks of highly pathogenic avian influenza (“HPAI”), potential future impact on the Company’s business of inflation and changing interest rates, potential future impact on the Company’s business of new legislation, rules or policies, potential outcomes of legal proceedings, including loss contingency accruals and factors that may result in changes in the amounts recorded, and other projected operating data, including anticipated results of operations and financial condition. Such forward-looking statements are identified by the use of words such as “believes,” “intends,” “expects,” “hopes,” “may,” “should,” “plans,” “projected,” “contemplates,” “anticipates,” or similar words. Actual outcomes or results could differ materially from those projected in the forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions, and other factors that are difficult to predict and may be beyond the Company’s control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in Part I Item 1A Risk Factors of the Company’s Annual Report on Form 10-K for the year ended June 1, 2024, as well as those included in other reports filed from time to time with the SEC (including the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the effect of the loss by the Company of controlled company status under the rules of The Nasdaq Stock Market on the trading price of the Company’s common stock, (iii) the ability of the Company to retain and hire key personnel and maintain relationships with its customers and suppliers, (iv) the impact on the trading price of the Company’s common stock as a result of the sale or marketing, or potential sale or marketing, of a significant number of shares of the Company’s common stock held by the family of Mr. Adams, as part of their portfolio diversification efforts, (v) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions, and potential for product recall), including but not limited to the current outbreak of HPAI affecting poultry in the United States, Canada and other countries that was first detected in commercial flocks in the United States in February 2022 and that first impacted the Company’s flocks in December 2023, (vi) changes in the demand for and market prices of shell eggs and feed costs, (vii) the impacts and potential future impacts of government, customer and consumer reactions to recent high market prices for eggs, including but not limited to efforts to increase imports of eggs and egg products, pressure to change long-standing pricing frameworks, lower consumer demand for eggs, and the pending Department of Justice antitrust investigation, (viii) the Company’s ability to predict and meet demand for cage-free and other specialty eggs, (ix) risks, changes, or obligations that could result from the Company’s recent or future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition, such as the pending acquisition of Echo Lake Foods not to be met, (x) risks relating to changes in inflation and interest rates, (xi) the Company’s ability to retain existing customers, acquire new customers and grow the Company’s product mix, (xii) adverse results in pending litigation and other legal matters, (xiii) risks related to changing U.S. trade and tariff policies including potentially higher costs for construction materials, equipment, packaging and other items, and (xiv) global instability, including as a result of the war in Ukraine, the conflicts in Israel and surrounding areas and attacks on shipping in the Red Sea. Readers are cautioned not to place undue reliance on forward-looking statements because, while the Company believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, the Company disclaims any intent or obligation to publicly update these forward-looking statements, whether because of new information, future events, or otherwise.

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